EXHIBIT 99.1

 FOR IMMEDIATE RELEASE
July 24, 2008

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES
SECOND QUARTER 2008 EARNINGS; MAINTAINS $0.17 CASH DIVIDEND

Company Remains Well Capitalized, With Solid
 Net Interest Margin and Strong Business Fundamentals

TACOMA, Washington, July 24, 2008 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced earnings for the second quarter 2008 of $1.9 million, compared with $8.5 million for the second quarter of 2007.  Diluted earnings per share were $0.11, compared with $0.53 per share a year earlier. The decrease in net income for the quarter reflected the previously announced provision for loan losses of $15.4 million for the second quarter 2008, which was due to an increase in real estate construction related non-accrual loans resulting from the slowing Pacific Northwest economic environment.

Revenue (net interest income plus noninterest income) was $39.6 million for the second quarter of 2008, up 22% from $32.4 million a year earlier.  The net interest margin increased to 4.39% from 4.36% in the second quarter of 2007, and from 4.38% in the first quarter of 2008.  The efficiency ratio improved to 59.31% for the second quarter of 2008 from 60.04% a year earlier.

 “The fundamentals of our business remain sound, despite the fact that credit quality for nearly all northwest regional financial institutions is under pressure,”  Melanie Dressel, President and Chief Executive Officer said.  “We believe our focus on fundamental banking will position us well to manage through this challenging economic cycle.”

Ms. Dressel continued, “Our loan portfolio is highly diverse, with less than 20% of the total portfolio in real estate construction related loans; approximately 12% is in the for-sale housing segment.  Our core deposits, which represent 80% of our total deposits, result from the strong relationships we have built with our customers, and have helped us maintain a stable net interest margin.” Core deposits are defined as demand, savings, and money market accounts, and certificates of deposit under $100,000.

Columbia’s capital position remains strong and is well above the “well-capitalized” regulatory definition of 10% set by the Federal Deposit Insurance Corporation (FDIC).   The total risk-based capital ratio was 11.43% at June 30 2008, compared with 12.83% one year earlier and 11.07% at the end of the first quarter of 2008.

Columbia’s liquidity ratio, a measure of funds available to meet the loan and deposit needs of customers and for the general operations of the Company, was approximately 28% at June 30, 2008, compared with 26% and 29% at March 31, 2008 and December 31, 2007, respectively.  The liquidity ratio at June 30, 2008, translates into approximately $890 million of available funding.

Columbia also announced that it will pay its quarterly cash dividend of $0.17 per share on August 20, 2008, to shareholders of record as of the close of business on August 6, 2008.  “Reflecting our well-capitalized position at June 30, 2008, our quarterly cash dividend is being maintained at the same level as in the previous five quarters,” Ms. Dressel said.

  Return on average assets and return on average equity for the second quarter 2008 were 0.24% and 2.19% respectively, compared to 1.29% and 13.04%, respectively, for the same period in 2007.

Net income for the six months ended June 30, 2008, was $12.9 million, compared with $15.8 million for the first six months of 2007.  On a diluted per share basis, net income was $0.72, compared with $0.97 a year earlier.    Return on average assets and return on average equity for the first six months of 2008 were 0.82% and 7.37%, respectively, compared with 1.22% and 12.29%, respectively, for the same period in 2007.   Return on average tangible equity for the first six months of 2008 was 10.87% compared to 14.23% for the same period last year.  The efficiency ratio for the first six months of 2008 improved to 60.77%, from 61.68% for the first six months of 2007.

At June 30, 2008, Columbia’s total assets were $3.17 billion, compared with $3.18 billion at December 31, 2007.  Total loans were $2.28 billion at June 30, 2008, unchanged from $2.28 billion at year-end 2007.  Total deposits were $2.40 billion at June 30, 2008, compared with $2.50 billion at December 31, 2007.

Results for the second quarter and first six months of 2008 reflect the financial consolidation of Mountain Bank Holding Company and Town Center Bancorp, which were both acquired on July 23, 2007; accordingly, the second quarter and first six months of 2007 financial information does not include the results of the two organizations.  Additionally, earnings per diluted share for the first quarter and first six months of 2008 were affected by an increase in the total number of shares outstanding as a result of shares issued in conjunction with the 2007 acquisitions.

During the second quarter, Columbia redeemed pre-tax $1.1 million of the MasterCard International shares it obtained in connection with MasterCard’s 2006 initial public offering. Columbia also recognized $612,364 of pre-tax income during the second quarter from the receipt of life insurance proceeds received in connection with the death of a former officer covered by bank owned life insurance (“BOLI”).

In the first quarter, Columbia recorded a pre-tax gain on the sale of investment securities in the amount of $881,872.  The gain resulted from repositioning the portfolio and extending its weighted average life.  In March 2008, Visa Inc completed its initial public offering; as a result, Columbia received 118,637 shares of Visa Inc. Class B stock which were subject to a partial mandatory redemption.  On March 28, 2008 Visa redeemed 45,866 shares of Columbia’s stock for net pre-tax cash proceeds of $1.96 million.  In conjunction with the completion of Visa’s IPO, Columbia also recognized a pre-tax reversal of previously accrued Visa litigation expense in the amount of $889,200.

For comparative purposes, the table below illustrates core earnings, a non-GAAP measure removing the effect of income and expense items not derived from customary business activities.

Core Earnings
(Dollars in thousands, except per share data)
	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Income	$1,936	$8,544	$12,913	$15,827

Deduct: (amounts shown net of tax)

Gain on sale of investment securities	-	-	(568)	-
Redemption of Visa and MasterCard shares	(687)	-	(1,952)	-
Reversal of previously accrued litigation expense	-	-	(573)	-
Insurance proceeds received on death of former officer	(395)	-	(395)	-

Core Earnings	$854	$8,544	$9,425	$15,827

Earnings per Diluted Share:

GAAP earnings	$0.11	$0.53	$0.72	$0.97
Core earnings	$0.05	$0.53	$0.52	$0.97

    The amounts contained in the above table have been tax affected to illustrate their impact on net income.

Second Quarter 2008 Operating Results

Net Interest Income
Net interest income for the second quarter of 2008 was $30.3 million, an increase of $4.6 million, or 18%, from $25.7 million for the second quarter 2007.  The increase is primarily due to an 18% increase in earning assets from the prior year.  The increase in earning assets was due to a combination of the 2007 acquisitions and new loan production.  Columbia’s net interest margin was 4.39%, an increase from 4.36% for the second quarter of 2007.  On a linked quarterly basis, the net interest margin was 4.38% for the first quarter of 2008, and 4.29% for the fourth quarter of 2007.

Average interest-earning assets increased 18% to $2.90 billion in the second quarter of 2008, up from $2.46 billion in the second quarter of 2007.  The yield on average interest-earning assets decreased 90 basis points to 6.33% in the second quarter of 2008, from 7.23% in the second quarter in 2007.  Average interest-bearing liabilities increased to $2.32 billion from $1.94 billion last year. The cost of average interest-bearing liabilities decreased 118 basis points to 2.44% in the second quarter of 2008, compared with 3.62% in the second quarter of 2007.

For the six months ended June 30, 2008, net interest income increased 20% to $60.6 million from $50.4 million a year earlier.  This increase for the first half of 2008 primarily was driven by loan growth, coupled with a decrease in interest expense on interest-bearing deposits.

During the first six months of 2008, Columbia’s net interest margin increased to 4.39% from 4.37% a year earlier. Average interest-earning assets grew to $2.90 billion in the first six months of 2008 from $2.43 billion in the 2007 period.  The yield on average interest-earning assets decreased 57 basis points to 6.62% in the first six months of 2008 from 7.19% in 2007.  In comparison, average interest-bearing liabilities grew to $2.33 billion from $1.92 billion for the first six months of 2007.  The cost of average interest-bearing liabilities decreased 80 basis points to 2.78% in the first six months of 2008, compared with 3.58% for the 2007 period.

Noninterest income
 Total noninterest income for the second quarter 2008 was $9.3 million, an increase of $2.6 million, or 38%, from $6.7 million a year earlier. The increase in noninterest income is primarily due to the redemption of MasterCard shares totaling $1.1 million, increased service charges and other fees, and other income.  Service charges and other fees increased $445,000, or 14%, in the second quarter of 2008 compared with the 2007 period.  This increase is the result of changes in the company’s deposit account fee structure in conjunction with an increase in the number of deposit accounts, primarily due to the third quarter 2007 acquisitions.  Other income increased primarily due to the receipt of life insurance proceeds received in connection with the death of a former officer covered by BOLI.

For the six months ended June 30, 2008, noninterest income increased $6.5 million, or 51%, from the 2007 period.  The increase in noninterest income is primarily due to proceeds from the redemption of Visa and MasterCard shares of $3.0 million and a gain on the sale of investment securities of $882,000.

Services charges and other fees increased $1.1 million, or 17% in the first six months of 2008 from the 2007 period.

Noninterest expense
Noninterest expense for the second quarter of 2008 was $23.4 million, an increase of $3.1 million, or 15%, from $20.3 million a year earlier.  The increase was primarily due to increased salary expense as a result of the third quarter 2007 acquisitions and the expansion of the retail branch and professional lending team.

Total noninterest expense for the first six months of 2008 increased $6.3 million, or 15%, from the 2007 period. This increase was due primarily to increased compensation and employee benefits as described earlier and other expense increases also described earlier.  Finally, occupancy expenses increased $676,000 from the first half of 2007, primarily due to the 2007 acquisitions and two new branch locations opened during fourth quarter 2007.

Nonperforming Assets and Loan Loss Provision
Note:  For a more complete discussion of the Company’s Nonperforming Assets and Loan Loss Provision, please refer to Columbia’s press release dated July 9, 2008, available on www.columbiabank.com.

The Company made a provision for loan and lease losses of $15.4 million for the quarter ended June 30, 2008, compared with $2.1 million for the first quarter of 2008, and $1.4 million in the fourth quarter of 2007.  The provision increased the total allowance for loan losses to 1.83% of net loans at June 30, 2008.  The additional provision is due to the weakness in the for-sale housing industry resulting from the slowing economic environment and non-accrual loans increasing to $71.7 million, compared with $14.0 million at December 31, 2007.  Net loan charge-offs for the quarter were $1.54 million, compared with $761,000 for the first quarter of 2008, and $380,000 for the year ended December 31, 2007.

“As we have previously stated, Columbia is not immune to the instability in the residential real estate markets and mortgage-related industries,” Ms. Dressel said.  “We have seen significant declines in market conditions in the past few months, with double-digit declines in both year-over-year housing sales and in sale prices for land and lots in some of our markets.  We are diligent in maintaining our risk management practices and monitoring the economic climate, and have taken appropriate actions.”

Columbia has placed more than $29 million of performing for-sale housing loans on non-accrual status, and has allocated $7.0 million in specific reserves.

Organizational Update
“Ms. Dressel said, “Due to their proximity, two Mt. Rainier Bank branch locations in Federal Way and Auburn, Washington were consolidated into two Columbia Bank branches during the second quarter. The consolidations brought our strong retail system to 53 branches in 10 counties in Washington and Oregon.”  Ms. Dressel also noted, “We are very proud that Columbia Bank was selected by Washington CEO magazine as one of “Washington’s Best 100 Companies to Work For” for 2008.”

Conference Call
Columbia will discuss second quarter 2008 results on a conference call scheduled for Thursday, July 24, 2008 at 1:00 p.m. PDT.     To listen to this discussion by calling 1-888-318-7969; Conference ID code 53553319 A conference call replay will be available from approximately 4:00 p.m. PDT on July 24 through midnight PDT on Thursday, July 31, 2008.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 53553319.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was selected by Washington CEO magazine as one of 2008’s “Washington’s Best 100 Companies to Work For” . With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 53 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

###

Note Regarding Forward Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended			Six Months Ended
Unaudited	June 30,			June 30,
(in thousands except per share)	2008	2007		2008	2007
Earnings
Net interest income	$30,274	$25,695		$60,601	$50,398
Provision for loan and lease losses	$15,350	$329		$17,426	$967
Noninterest income	$9,305	$6,741		$19,462	$12,918
Noninterest expense	$23,367	$20,266		$46,921	$40,668
Net income	$1,936	$8,544		$12,913	$15,827

Per Share
Net income (basic)	$0.11	$0.53		$0.72	$0.98
Net income (diluted)	$0.11	$0.53		$0.72	$0.97

Averages
Total assets	$3,182,877	$2,654,863		$3,184,445	$2,620,634
Interest-earning assets	$2,902,449	$2,460,603		$2,904,310	$2,426,676
Loans	$2,297,661	$1,846,163		$2,301,125	$1,806,150
Securities	$584,780	$582,378		$583,418	$590,122
Deposits	$2,413,225	$2,090,273		$2,434,208	$2,045,951
Core deposits	$1,923,973	$1,733,698		$1,928,659	$1,838,486
Shareholders' equity	$354,895	$262,905		$352,583	$259,617

Financial Ratios
Return on average assets	0.24%	1.29%		0.82%	1.22%
Return on average equity	2.19%	13.04%		7.37%	12.29%
Return on average tangible equity(1)	3.56%	15.04%		10.87%	14.23%
Average equity to average assets	11.15%	9.90%		11.07%	9.91%
Net interest margin	4.39%	4.36%		4.39%	4.37%
Efficiency ratio (tax equivalent)(2)	59.31%	60.04%		60.77%	61.68%

	June 30,			December 31,
Period end	2008	2007		2007
Total assets	$3,169,607	$2,660,946		$3,178,713
Loans	$2,275,719	$1,859,592		$2,282,728
Allowance for loan and lease losses	$41,724	$21,339		$26,599
Securities	$549,755	$570,742		$572,973
Deposits	$2,398,924	$2,117,325		$2,498,061
Core deposits	$1,933,256	$1,725,875		$1,997,155
Shareholders' equity	$344,270	$259,773		$341,731

Book value per share	$19.01	$16.07		$19.03
Tangible book value per share	$13.35	$14.06		$13.29

Nonperforming assets
Nonaccrual loans	$71,730	$4,972		$14,005
Restructured loans	540	985		456
Other personal property owned	-	32		-
Other real estate owned	-	-		181
Total nonperforming assets	$72,270	$5,989		$14,642
Nonperforming loans to period-end loans	3.18%	0.32%		0.63%
Nonperforming assets to period-end assets	2.28%	0.23%		0.46%
Allowance for loan and lease losses to period-end loans	1.83%	1.15%		1.17%
Allowance for loan and lease losses to nonperforming loans	57.73%	358.22%		183.94%
Allowance for loan and lease losses to nonperforming assets	57.73%	356.30%		181.66%
Net loan charges-offs (recoveries)	$2,301 (3)	$(190	)(4)	$380 (5)

(1) Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders' equity, excluding average goodwill and average core deposit intangible asset.
(2) Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO, proceeds from redemption of Visa and Mastercard shares, reversal of previously accrued Visa litigation expense, net income from BOLI policy swap transactions, and death benefit insurance proceeds.
(3) For the six months ended June 30, 2008.
(4) For the six months ended June 30, 2007.
(5) For the twelve months ended December 31, 2007.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	June 30,				December 31,
(in thousands)	2008	% of Total	2007	% of Total	2007	% of Total
Loan Portfolio Composition
Commercial business	$760,282	33.4%	$681,534	36.7%	$762,365	33.4%

Real Estate:
One-to-four family residential	55,504	2.4%	46,299	2.5%	60,991	2.7%
Five or more family residential and commercial	829,048	36.4%	677,477	36.4%	852,139	37.3%
Total Real Estate	884,552	38.8%	723,776	38.9%	913,130	40.0%

Real Estate Construction:
One-to-four family residential	281,848	12.4%	180,925	9.7%	269,115	11.8%
Five or more family residential and commercial	156,990	6.9%	127,769	6.9%	165,490	7.2%
Total Real Estate Construction	438,838	19.3%	308,694	16.6%	434,605	19.0%

Consumer	195,914	8.7%	148,869	8.0%	176,559	7.8%
Subtotal loans	2,279,586	100.2%	1,862,873	100.2%	2,286,659	100.2%
Less: Deferred loan fees	(3,867)	-0.2%	(3,281)	-0.2%	(3,931)	-0.2%
Total loans	$2,275,719	100.0%	$1,859,592	100.0%	$2,282,728	100.0%

Loans held for sale	$3,323		$2,251		$4,482

	June 30,		December 31,
(in thousands)	2008	2007	2007
Deposit Composition
Demand and other noninterest bearing	$480,612	$419,695	$468,237
Interest bearing demand	445,798	440,051	478,596
Money market	580,535	509,463	609,502
Savings	118,145	102,997	115,324
Certificates of deposit < $100,000	308,166	253,669	325,496
Certificates of deposit > $100,000	399,950	330,964	428,885
Wholesale certificates of deposit	65,718	60,486	72,021
Total deposits	$2,398,924	$2,117,325	$2,498,061

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Jun 30	Mar 31	Dec 31	Sept 30	Jun 30
(in thousands except per share)	2008	2008	2007	2007	2007
Earnings
Net interest income	$30,274	$30,327	$29,562	$28,860	$25,695
Provision for loan and lease losses	$15,350	$2,076	$1,407	$1,231	$329
Noninterest income	$9,305	$10,157	$7,199	$7,631	$6,741
Noninterest expense	$23,367	$23,554	$25,736	$22,425	$20,266
Net income	$1,936	$10,977	$7,298	$9,256	$8,544

Per Share
Net income (basic)	$0.11	$0.61	$0.41	$0.53	$0.53
Net income (diluted)	$0.11	$0.61	$0.41	$0.53	$0.53

Averages
Total assets	$3,182,877	$3,186,013	$3,131,122	$2,969,197	$2,654,863
Interest-earning assets	$2,902,449	$2,906,172	$2,836,045	$2,702,487	$2,460,603
Loans	$2,297,661	$2,304,588	$2,241,893	$2,102,281	$1,846,163
Securities	$584,780	$582,056	$572,412	$572,124	$582,378
Deposits	$2,413,225	$2,455,190	$2,487,356	$2,382,881	$2,090,273
Core deposits	$1,923,973	$1,933,346	$1,960,896	$1,919,908	$1,733,698
Shareholders' equity	$354,895	$350,271	$335,510	$301,499	$262,905

Financial Ratios
Return on average assets	0.24%	1.39%	0.92%	1.24%	1.29%
Return on average equity	2.19%	12.60%	8.63%	12.18%	13.04%
Return on average tangible equity	3.56%	18.33%	13.08%	15.81%	15.04%
Average equity to average assets	11.15%	10.99%	10.72%	10.15%	9.90%
Net interest margin	4.39%	4.38%	4.29%	4.40%	4.36%
Efficiency ratio (tax equivalent)	59.31%	62.36%	62.83%	59.23%	60.04%

Period end
Total assets	$3,169,607	$3,246,586	$3,178,713	$3,122,744	$2,660,946
Loans	$2,275,719	$2,300,465	$2,282,728	$2,212,751	$1,859,592
Allowance for loan and lease losses	$41,724	$27,914	$26,599	$25,380	$21,339
Securities	$549,755	$598,470	$572,973	$577,712	$570,742
Deposits	$2,398,924	$2,526,514	$2,498,061	$2,477,794	$2,117,325
Core deposits	$1,933,256	$1,997,975	$1,997,155	$1,964,029	$1,725,875
Shareholders' equity	$344,270	$351,667	$341,731	$329,969	$259,773

Book value per share	$19.01	$19.45	$19.03	$18.45	$16.07
Tangible book value per share	$13.35	$13.77	$13.29	$12.79	$14.06

Nonperforming assets
Nonaccrual loans	$71,730	$14,368	$14,005	$9,983	$4,972
Restructured loans	540	468	456	257	985
Other personal property owned	-	187	-	-	32
Other real estate owned	-	-	181	181	-
Total nonperforming assets	$72,270	$15,023	$14,642	$10,421	$5,989
Nonperforming loans to period-end loans	3.18%	0.64%	0.63%	0.46%	0.32%
Nonperforming assets to period-end assets	2.28%	0.46%	0.46%	0.33%	0.23%
Allowance for loan and lease losses to period-end loans	1.83%	1.21%	1.17%	1.15%	1.15%
Allowance for loan and lease losses to nonperforming loans	57.73%	188.15%	183.94%	247.85%	358.22%
Allowance for loan and lease losses to nonperforming assets	57.73%	185.81%	181.66%	243.55%	356.30%
Net loan charges-offs (recoveries)	$1,540	$761	$188	$382	$(191)

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands except per share)	2008	2007	2008	2007
Interest Income
Loans	$37,334	$36,224	$78,637	$70,254
Taxable securities	4,895	4,657	9,875	9,442
Tax-exempt securities	1,999	1,960	4,000	3,920
Federal funds sold and deposits in banks	95	414	244	785
Total interest income	44,323	43,255	92,756	84,401

Interest Expense
Deposits	11,461	13,617	26,296	25,776
Federal Home Loan Bank advances	1,995	2,484	4,577	5,663
Long-term obligations	429	513	916	1,020
Other borrowings	164	946	366	1,544
Total interest expense	14,049	17,560	32,155	34,003

Net Interest Income	30,274	25,695	60,601	50,398
Provision for loan and lease losses	15,350	329	17,426	967
Net interest income after provision for loan and lease losses	14,924	25,366	43,175	49,431

Noninterest Income
Service charges and other fees	3,738	3,293	7,306	6,252
Merchant services fees	2,162	2,124	4,078	4,093
Redemption of Visa and Mastercard shares	1,066	-	3,028	-
Gain on sale of investment securities, net	-	-	882	-
Bank owned life insurance ("BOLI")	549	451	1,054	877
Other	1,790	873	3,114	1,696
Total noninterest income	9,305	6,741	19,462	12,918

Noninterest Expense
Compensation and employee benefits	12,348	10,848	25,744	22,206
Occupancy	3,199	2,945	6,458	5,782
Merchant processing	904	884	1,770	1,707
Advertising and promotion	637	657	1,218	1,204
Data processing	783	553	1,598	1,120
Legal and professional fees	765	687	714	1,510
Taxes, licenses and fees	796	703	1,547	1,316
Net gain on sale of other real estate owned	-	-	(23)	-
Other	3,935	2,989	7,895	5,823
Total noninterest expense	23,367	20,266	46,921	40,668

Income before income taxes	862	11,841	15,716	21,681
Provision (benefit) for income taxes	(1,074)	3,297	2,803	5,854

Net Income	$1,936	$8,544	$12,913	$15,827

Net income per common share
Basic	$0.11	$0.53	$0.72	$0.98
Diluted	$0.11	$0.53	$0.72	$0.97
Dividends paid per common share	$0.17	$0.17	$0.34	$0.32
Weighted average number of common shares outstanding	17,898	16,126	17,874	16,115
Weighted average number of diluted common shares outstanding	18,021	16,258	17,998	16,261

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			June 30,	December 31,
(in thousands)			2008	2007
ASSETS
Cash and due from banks			$97,076	$82,735
Interest-earning deposits with banks			8,552	11,240
Federal funds sold			10,000	-
Total cash and cash equivalents			115,628	93,975
Securities available for sale at fair value (amortized cost of $554,547 and $558,685, respectively)			549,755	561,366
Federal Home Loan Bank stock at cost			17,260	11,607
Loans held for sale			3,323	4,482
Loans, net of deferred loan fees of ($3,867) and ($3,931), respectively			2,275,719	2,282,728
Less: allowance for loan and lease losses			41,724	26,599
Loans, net			2,233,995	2,256,129
Interest receivable			12,289	14,622
Premises and equipment, net			60,558	56,122
Other real estate owned			-	181
Goodwill			96,116	96,011
Core deposit intangible, net			6,458	7,050
Other assets			74,225	77,168
Total Assets			$3,169,607	$3,178,713
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$480,612	$468,237
Interest-bearing			1,918,312	2,029,824
Total deposits			2,398,924	2,498,061
Short-term borrowings:
Federal Home Loan Bank advances			329,000	257,670
Securities sold under agreements to repurchase			25,000	-
Other borrowings			5,107	5,061
Total short-term borrowings			359,107	262,731
Long-term subordinated debt			25,561	25,519
Other liabilities			41,745	50,671
Total liabilities			2,825,337	2,836,982
Commitments and contingent liabilities			-	-
Shareholders' equity
Preferred stock (no par value)			-	-
Authorized, 2 million shares; none outstanding
	June 30,	December 31,
	2008	2007
Common Stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	18,111	17,953	228,826	226,550
Retained earnings			114,810	110,169
Accumulated other comprehensive income			634	5,012
Total shareholders' equity			344,270	341,731
Total Liabilities and Shareholders' Equity			$3,169,607	$3,178,713